UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 2, 2013

FNBH BANCORP, INC.

(Exact name of Registrant as specified in its charter)

Michigan (State or Other Jurisdiction of Incorporation)	000-25752 (Commission File No.)	38-2869722 (IRS Employer Identification No.)

101 East Grand River, Howell, Michigan (Address of Principal Executive Offices)	48843 (Zip Code)

517-546-3150

(Registrant's Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Section Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b)).
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

(a)	Amendment to Articles of Incorporation

Effective December 2, 2013, FNBH Bancorp, Inc. (the "Company") amended its Articles of Incorporation by filing a Certificate of Designation of Mandatorily Convertible Non-Cumulative Junior Participating Preferred Stock, Series B, of FNBH Bancorp, Inc. (the "Certificate").

The Certificate was filed to create a series of preferred stock of the Company for issuance by the Company in connection with a private placement transaction, as previously disclosed in Current Reports on Form 8-K filed by the Company on June 14, August 8, and November 22, 2013.

The Certificate designates 20,000 shares of the Company's authorized preferred stock as a new series of Mandatorily Convertible Non-Cumulative Junior Participating Preferred Stock, Series B (the "Series B Shares"). The Certificate was adopted by the Board of Directors pursuant to the authority granted in the Company's Articles of Incorporation. The Series B Shares are convertible into shares of the Company's common stock at a rate reflecting a price per share of common stock of $0.70, subject to certain anti-dilution adjustments. The conversion into common stock will take place automatically upon the approval by the Company's shareholders of additional shares of authorized common stock. Until converted into common stock, the Series B Shares will have terms that will be substantially identical to the terms applicable to the outstanding common stock with respect to dividends, distributions, voting, and other matters. For matters submitted to a vote of the holders of the Company's common stock, including the proposal to authorize additional shares of common stock, the Series B Shares will vote with the common stock, as a single class, as if the Series B Shares were already converted into common stock.

This description of the Series B Shares is qualified in its entirety by the Certificate, a copy of which is filed as Exhibit 3.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit 3.1	Certificate of Designation of Mandatorily Convertible Non-Cumulative Junior Participating Preferred Stock, Series B, filed as an amendment to the Company's Articles of Incorporation on December 2, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FNBH BANCORP, INC.

Dated: December 6, 2013	/s/ Ronald L. Long
	By:	Ronald L. Long
	Its:	Chief Executive Officer